EXHIBIT 4 (a)


                                  OLD KENT
                   DIRECTORS' DEFERRED COMPENSATION PLAN

                                 ARTICLE 1

                           Establishment of Plan


1.1  Establishment of Plan.

     Old Kent Financial Corporation ("OKFC") hereby amends and restates the Old Kent Directors' Deferred Compensation Plan, a supplemental nonqualified deferred compensation plan for the nonemployee directors of OKFC and any subsidiary of OKFC and related Community Bank Directors as defined herein. This plan shall be an unfunded plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


1.2  Establishment of Trust.

     Simultaneously with restatement of the Old Kent Directors' Deferred Compensation Plan, OKFC is amending and restating the Old Kent Financial Corporation Directors' Deferred Compensation Trust ("Trust"). As restated, the Trust will conform to the terms of the model trust described in Revenue Procedure 92-64.


1.3  Effective Date.

     The "Effective Date" of this restatement is January 19, 1993. The provisions of Section 5.4, pursuant to which Directors of OKFC may elect earnings credits based on the Old Kent Common Stock Fund, shall be effective on the issuance by the Internal Revenue Service of a new or supplemental private letter ruling containing the tax rulings requested by OKFC with respect to the restated plan and the Trust. Each plan provision applies until the effective date of an amendment of that provision.


1.4  Application to Former Participants.

     Except to the extent it amends a provision of the plan that applies to former Participants or expressly states that it is applicable to former Participants, an amendment to this plan (including changes included in any restatement of the plan) shall not apply to a former Participant.








                                 ARTICLE 2

                                Definitions


2.1  Defined Terms.

     Defined terms are found at the following locations:

     Term                                        Location
      Administrator                               2.2
      Agent for Service of Process                2.3
      Beneficiary                                 2.4
      Community Bank Director                     2.5
      Director                                    2.6

      Director's Fees                             2.7
      Effective Date                              1.3
      Employer                                    2.8
      ERISA                                       1.1
      OKFC                                        1.1

      Old Kent Thrift Plan                        2.9
      Participant                                 3.1
      Plan Year                                   2.10
      Spouse                                      2.11
      Surviving Spouse                            2.12

      Trust                                       1.2
      Valuation Date                              2.13
      Valuation Period                            2.14


2.2  Administrator.

     "Administrator" means OKFC.


2.3  Agent for Service of Process.

     "Agent for Service of Process" means the Administrator or the individual designated by the Administrator.


2.4  Beneficiary.

     "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any benefits payable under this plan after the Participant's death. A Participant may designate or change a

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Beneficiary by filing a signed designation with the Administrator in a form approved by the Administrator. The Participant's Will is not effective for this purpose.

     If a designation has not been properly completed and filed with the Administrator or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be paid to the Participant's estate.


2.5  Community Bank Director.

     "Community Bank Director" means any individual who serves as a member of a Community Bank Board of OKFC or any subsidiary of OKFC and who is not an employee of the Employer. "Community Bank Board" means a board or panel of persons who are appointed or elected to serve a branch bank or separate banking location in an advisory and community liaison capacity.


2.6  Director.

     "Director" means any individual who serves as a member of the Board of Directors of OKFC or any subsidiary of OKFC and who is not an employee of the Employer.


2.7  Director's Fees.

     "Director's Fees" means the amount of the income payable to a Participant for service as a Director or a Community Bank Director including, without limitation, annual retainers and payments for meetings of the Board of Directors or the Community Bank Board and meetings of committees of the Board of Directors or the Community Bank Board.


2.8  Employer.

     "Employer" means OKFC and any subsidiary of OKFC, collectively or individually as the context infers.


2.9  Old Kent Thrift Plan.

     "Old Kent Thrift Plan" means the qualified, tax-exempt defined contribution plan established and maintained by OKFC under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.


2.10 Plan Year.

     "Plan Year" means the 12-month period beginning each January 1.

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2.11 Spouse.

     "Spouse" means the husband or wife to whom the Participant is married on the date the benefit is scheduled to be paid, or payment is scheduled to begin. The legal existence of the spousal relationship shall be governed by the law of the state or other jurisdiction of domicile of the Participant.


2.12 Surviving Spouse.

     "Surviving Spouse" means the Spouse of the Participant at the time of the Participant's death who survives the Participant. If the Participant and Spouse die under circumstances which prevent ascertainment of the order of their deaths, it shall be presumed for this plan that the Participant survived the Spouse.


2.13 Valuation Date.

     "Valuation Date" means the last day of March, June, September and December.


2.14 Valuation Period.

     "Valuation Period" means any quarterly period of three months ending with the specified Valuation Date.


                                 ARTICLE 3

                               Participation


3.1  Designation as Participant.

     A Director or a Community Bank Director shall be eligible to become a Participant ("Participant") on the first day of the individual's term as a Director or as a Community Bank Director. However, a Director or a Community Bank Director shall be an eligible Participant only if (1) the Director or Community Bank Director is a resident of Illinois, Michigan, or any other state designated by OKFC for this purpose and (2) the Director's or Community Bank Director's Employer has adopted this plan. Adoption of this plan by another employer shall be effective as of the date approved and specified in resolutions by OKFC and by the adopting employer.
Adoption of this plan by an employer other than OKFC shall not create a separate plan. Each new Participant must complete the deferral and election requirements specified in Articles 4 and 7.




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3.2  Termination of Participation.

     A Participant's status as a Participant shall continue until the Participant (1) ceases to be a Director or a Community Bank Director for any reason or (2) is suspended or terminated from participation in the plan. Participation in the plan may be suspended or terminated at any time by action of the Personnel Committee of OKFC taken with or without a meeting. If participation in the plan is suspended or terminated, deferral credits shall cease but earnings credits shall continue to accrue until all amounts due hereunder have been paid in full pursuant to Article 7.


                                 ARTICLE 4

                            Director's Deferrals


4.1  Deferral of Director's Fees.

     A Participant may elect to defer payment of all or any portion of Director's Fees for a Plan Year. For each amount deferred, the Participant shall be credited with a corresponding dollar amount to be paid under this plan as deferred compensation for the Participant.


4.2  Prior Irrevocable Election.

     The election to defer Director's Fees shall be made by the Participant on a form provided for that purpose prior to the beginning of a Plan Year and shall become irrevocable for each Plan Year thereafter as of the beginning of each Plan Year. The deferral election shall continue in effect for each Plan Year until revoked or modified for a subsequent Plan Year by the Participant. The deferral shall be applicable to Director's Fees earned in each Plan Year. A new Participant may make an initial irrevocable election to defer Director's Fees during the first 30 days of eligibility to participate and such election shall apply only to Director's Fees earned following the date of the election. If a new Participant does not make an election during this 30 day period, the Participant may not make an election effective earlier than the beginning of the next Plan Year. The Participant shall have no claim or right to payment of the amounts deferred and shall be limited solely to the rights and benefits conferred under the terms of this plan. In no event shall an election to defer Director's Fees become effective sooner than the date of the written, irrevocable election.









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                                 ARTICLE 5

                        Accounting; Earnings Credits


5.1  Accounting Records.

     The Administrator shall maintain separate accounting records for each Participant. An accounting record shall be maintained for and credited with the Participant's deferrals plus the earnings credits on the deferrals described below.

     The Administrator shall provide each Participant with a written accounting reflecting the valuation of the Participant's account, at least annually. If the Participant does not object to the account within 60 days after receipt, the account shall be deemed final and binding on all parties.


5.2  Timing of Deferrals.

     Deferrals shall be credited to the Participant's account as of the beginning of the Valuation Period in which the Director's Fees would have been payable to the Participant if the Participant had not made a deferral election.


5.3  Earnings Credits and Debits.

     The amount credited to a Participant's account (including prior earnings credits) as of the beginning of each Valuation Period also shall be credited with an earnings credit or debit for such Valuation Period. The amount of the earnings credit shall be an adjustment on the Valuation Date equal to the increase or decrease which would have occurred if the value of the account as of the beginning of the Valuation Period, reduced by the amount of any distribution during the Valuation Period, had been invested in the fund or funds chosen by the Participant under Section 5.4 to be the investment reference for that Valuation Period. Values with respect to each individual fund designated under Section 5.4 shall be determined in the manner specified in or otherwise utilized for that particular fund.

     Earnings credits shall continue to accrue after a Participant's term has expired and until all amounts due hereunder have been paid in full. Earnings credits shall not apply to amounts paid during a Valuation Period.


5.4  Funds.

     Earnings credits shall be measured and determined, as provided in
Section 5.3, under the following rules:


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     (a)  Choices.  Each Participant may direct that the Participant's account be treated as if invested at the beginning of each Valuation Period, to the extent directed by the Participant, in one or more specific funds among those designated by OKFC as available investment references for this purpose. The available funds shall be chosen by OKFC from actual mutual funds and investment funds maintained under the Old Kent Thrift Plan or similar funds. The Old Kent Common Stock Fund maintained under the Old Kent Thrift Plan shall be one of the funds designated by OKFC as an available investment reference for Directors of OKFC, as long as the Old Kent Common Stock Fund exists. The Old Kent Common Stock Fund shall not be an available investment reference for a Director or a Community Bank Director of a subsidiary of OKFC. OKFC may, in its sole discretion, change the other designated funds as of the beginning of any Plan Year or at any other time. OKFC at all times shall designate at least three funds as available investment references. The fund or funds designated by each Participant from the choices made available by OKFC shall constitute hypothetical investments only, by which earnings credits shall be measured as specified in Section 5.3, and shall not require actual investments by OKFC or the Trust to any extent whatsoever.

     (b) Frequency. A Participant may change a direction with respect to existing account balances and with respect to future deferrals as of the first day of any Valuation Period. Any change in the investment reference by the Participant shall be effective not earlier than the first day of the next Valuation Period following the date on which the change is made.

     (c) Written Direction. The direction shall be made by the Participant on a form provided for that purpose at least 30 days prior to the first day of the Valuation Period for which it is to be effective. A direction shall be effective on the first day of the next Valuation Period only when signed by the Participant and filed with the Administrator, and the direction shall continue to be in effect until it is revoked or modified in the same manner. A Participant who is an OKFC Director and who is subject to 16(b) of the Securities Exchange Act of 1934 must make a written irrevocable direction or change of direction at least six months in advance of the effective date of any increase or decrease in the extent to which such Participant's earnings credits will be measured by the Old Kent Common Stock Fund.

     (d) No Written Direction. In the absence of written direction by a Participant, the Savings Fund under the Old Kent Thrift Plan shall be used as the investment reference for the Participant's account under this plan.

     (e) Additional Terms and Conditions. The Administrator may formulate additional terms and conditions for direction by the Participant as necessary or appropriate.







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                                 ARTICLE 6

                                  Vesting


     The right to be paid an amount equal to the deferrals in the Participant's account, including earnings credits in the account, shall not be subject to forfeiture for any reason.


                                 ARTICLE 7

                          Payments to Participants


7.1  Event of Distribution.

     If the Participant ceases to be a Director or a Community Bank Director for any reason, all amounts credited to the Participant shall be distributed at the time and in the manner specified herein.


7.2  Form of Payment.

     At the time of the initial irrevocable election to defer Director's Fees under this plan, each Participant shall irrevocably elect a form of payment. The following forms of payment may be elected by a Participant:

     (a) Lump Sum. A single lump-sum payment of the entire amount promised under this plan, or

     (b) Installments. Payment of the entire amount promised under this plan in not more than 10 annual installments.

     If the total amount to be distributed does not exceed $3,500, the Participant shall be paid a lump-sum payment under (a) above.

     If the Participant fails to make an election of a form of payment in the initial election, the Participant shall be paid a lump-sum payment.


7.3  Amount of Payment.

     The Participant shall be paid an amount which is the sum of the deferrals in the Participant's account plus the earnings credits in the Participant's account. The amount to be distributed shall be determined as follows:

     (a) Lump Sum. For a lump sum distribution, the total amount to be distributed shall be determined as of the Valuation Date preceding the date of payment.


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     (b)  Installments.  If payment is in installments, the initial amount to be distributed shall be the total amount due as of the most recent Valuation Date preceding the initial payment divided by the number of installment payments elected. Future installments shall be determined by dividing the total amount remaining unpaid as of the most recent Valuation Date preceding the date of payment by the remaining number of annual installment payments.

     With respect to a lump-sum payment or each installment payment, there shall be no earnings credit or other adjustment, for the period from the Valuation Date preceding the date of payment to the date of payment.


7.4  Manner of Payment.

     Payments shall be paid to the Participant or Beneficiary wholly in cash directly by the Employer or from the Trust. Payments for a Director of OKFC may be paid wholly in cash or OKFC common stock or any combination thereof, as determined by OKFC. The Employer shall not be relieved of its obligation and liability to pay the benefits of this plan except to the extent payments are actually made from the Trust.


7.5  Time of Payment.

     A lump-sum payment or an initial installment payment shall be made on March 1 following the end of the calendar year in which the Participant ceases to be a Director or a Community Bank Director. Later installment payments shall be made on March 1 following the end of each subsequent calendar year until the total amount to be distributed under this plan is distributed.


7.6  Death.

     (a) Payment to Beneficiary. If the Participant dies prior to payment of all amounts due under this plan, payment of all remaining amounts shall be made to the Participant's Beneficiary. Payments to a Beneficiary following a Participant's death shall be in the form elected by the Participant and shall be made or shall begin on the date specified in
Section 7.5. At the time of the initial irrevocable election to defer Director's Fees, the Participant may designate a form of payment following the Participant's death which is different from the form of payment during the Participant's lifetime.

     (b) Payment to Estate. If payment is to be made to the estate of a Participant, payment shall be made in a lump sum 90 days after the date of the Participant's death.

     (c) Generation-Skipping Transfer Tax. Notwithstanding any other provision in this plan or any related trust agreement, the Employer may withhold or direct the trustee to withhold any benefits payable to a

                                    -9-
Beneficiary as a result of the death of a Participant or any other Beneficiary until it can be determined whether a generation-skipping transfer tax, as defined in Chapter 13 of the Code, or any substitute provision therefor, is payable by the Employer or the trustee and the amount of generation-skipping transfer tax, including interest, that is due. If such tax is payable, the benefits otherwise payable hereunder shall be reduced by an amount equal to the generation-skipping transfer tax and interest. Any benefits withheld shall be payable as soon as there is a final determination of the applicable generation-skipping transfer tax and interest. No interest shall be payable to any Beneficiary for the period from the date of death to the time when the amount of benefits payable to a Beneficiary can be fully determined pursuant to this paragraph.


                                 ARTICLE 8

                             General Provisions


8.1  Amendment; Termination.

     OKFC reserves the right to amend this plan prospectively or retroactively, or to terminate this plan, provided that an amendment or termination may not reduce or revoke the accrued amounts promised to be paid to Participants as of the later of the date of adoption of the amendment or the effective date of the amendment or termination.

     Upon termination of this plan, the accounts of affected Participants shall be administered and distributed in accordance with the provisions of this plan.


8.2  Rights Not Assignable.

     Except for designation of a Beneficiary, amounts promised hereunder shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance, or charge, whether voluntary or involuntary, by the Participant or any Beneficiary of the Participant, even if directed under a qualified domestic relations order or other divorce order. An interest in an amount promised shall not provide collateral or security for a debt of a Participant or Beneficiary or be subject to garnishment, execution, assignment, levy, or to another form of judicial or administrative process or to the claim of a creditor of a Participant or Beneficiary, through legal process or otherwise. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or to otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.





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8.3  Unsecured Creditor Status.

     A Participant shall be an unsecured general creditor of the Employer as to the payment of any benefit under this plan. The right of any Participant or Beneficiary to be paid the amount promised in this plan shall be no greater than the right of any other general, unsecured creditor of the Employer.


8.4  No Trust or Fiduciary Relationship.

     Nothing contained in this plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Participant or Beneficiary.


8.5  Construction.

     The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary. Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in this plan. If a capitalized term is not defined in this plan, the term shall have the general, accepted meaning of the term.


8.6  Disputes.

     In the event that a dispute arises regarding the eligibility to participate in the plan or any other matter relating to plan participation, such dispute shall be made to the plan Administrator. The determination by the plan Administrator with respect to such disputes shall be final and binding on all parties.

     In the event that a dispute arises regarding the amount of any benefit payment under this plan that is not related to Participant eligibility disputes, the Personnel Committee of OKFC may appoint a qualified independent certified public accountant to determine the amount of payment and such determination shall be final and binding on all parties.


8.7  Unfunded Plan.

     This shall be an unfunded plan within the meaning of ERISA. Benefits provided herein constitute only an unsecured contractual promise to pay in accordance with the terms of this plan by the Employer.







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